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                                                                     Exhibit 4.2


                              AMENDED AND RESTATED
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                 OF SERIES A VOTING CONVERTIBLE PREFERRED STOCK
                                       OF
                      HIGHLAND HOLDINGS INTERNATIONAL, INC.

       Pursuant to Section 151 of the General Corporation Law of Delaware

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         Highland Holdings International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, the Board of Directors of the Corporation, as required by Section 151 of the General Corporation Law of Delaware (the "DGCL:"), duly adopted the following resolution by unanimous written consent as of July 16, 2001:

         RESOLVED, that pursuant to the authority granted to the Board of Directors of the Corporation (hereinafter, the "Board of Directors") by the provisions of the Corporation's Certificate of Incorporation, the Board of Directors hereby creates a new series of the Corporation's previously authorized preferred stock, par value $.001 per share (the "Preferred Stock")authorized to issue 4,000,000 shares of Series A Voting Convertible Preferred Stock (the "Series A Preferred Stock"), $0.001 par value per share, of the Corporation, and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof, as follows:


A. DESIGNATION AND NUMBER

         The shares of such series shall be designated as "Series A Voting Convertible Preferred Stock," of Highland Holdings International, Inc., a Delaware corporation (the "Corporation"), and the number of shares constituting the Series A Voting Convertible Preferred Stock shall be four million (4,000,000) shares, par value $.001 per share (the "Series A Preferred Stock"); provided, however, that such number of shares, which number may be increased or decreased by the Board of Directors, but shall not be decreased below the number of shares of Series A Preferred Stock then outstanding nor increased so as to exceed, together with the number of shares of any other class or series of Preferred Stock authorized for issuance by the Board of Directors, of the Corporation (the "Board of Directors"), the total number of shares of Preferred Stock which the Board of Directors then has authority to issue.

B. PURPOSE

         The Series A Preferred Stock has been designated in connection with certain contractual obligations of the Corporation to issue common stock of the Corporation, par value $.001 per share ("Common Stock"), to third parties, at a time when the Corporation does not have a sufficient number of authorized but unissued shares of Common Stock for such purpose. Accordingly, the Corporation is issuing one share of Series A Preferred Stock in exchange for every five shares tendered to the Corporation of common stock of E Street Access, Inc. ("E Street"), which will be a subsidiary of the Corporation. Each share of Series A Preferred Stock (1) shall, except as otherwise set forth in this Certificate of Designations, have the same voting and other rights as Common Stock, taking into account that each share of Preferred Stock in


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effect represents five shares of Common Stock and (2) shall, upon stockholder approval of an increase in the number of authorized shares of Common Stock, be automatically converted into the same number of shares of Common Stock as such holders would have received had the Corporation issued Common Stock to such stockholders in exchange for their shares of E Street common stock, as more particularly set forth in Section G hereof.

C. RANK

         1. Distributions Upon Liquidation, Dissolution of the Corporation. The Series A Preferred Stock shall rank prior to (a) the Series B Convertible Preferred Stock of the Corporation, par value $.001 per share ("Series B Preferred Stock"), if and when shares thereof are issued, and (b) the Common Stock, with respect to any payment or distribution to be made to the holders of the Corporation's capital stock upon the liquidation, dissolution or winding up of the Corporation, with the amount so payable to the holders of Series A Preferred Stock to be adjusted in the event of any recapitalization and otherwise as provided in Section G hereof.

         2. Dividends. The Series A Preferred Stock shall rank on a par with the Common Stock, as more fully described in Section F hereof, and junior to any other series of Preferred Stock of the Corporation, with respect to the rights of the holders of the Series A Preferred Stock to receive dividends.

 D. VOTING RIGHTS

          Except as otherwise provided by law, the holders of Series A Preferred Stock shall have the following voting rights:

         1. Number of Votes. Each holder of Series A Preferred stock shall be entitled to a number of votes equal to the Conversion Ratio (as defined in Section G hereof), then in effect for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, whether at a meeting of stockholders or by written consent

         2. Class Voting. Except as otherwise provided by law or this Certificate of Designations, the holders of the Series A Preferred Stock and the holders of the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

  E.      DIVIDEND RIGHTS

         1. Restriction on Dividends. The Board of Directors shall not declare and pay any cash dividends to the holders of the Common Stock unless it also simultaneously declares and pays, pursuant to paragraph 2 of this Section E, an equivalent cash dividend to the holders of the Series A Preferred Stock. If and when declared, such dividends shall be payable out of any source lawfully available for the payment of dividends.

         2. Non-Cumulative Dividends. The holders of shares of the Series A Preferred Stock shall be entitled to an annual dividend as determined by the Board of Directors and payable annually on April 30 of each year commencing in the year 2002. Such dividends


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      shall not be cumulative and shall be payable by the Corporation in cash out of any source lawfully available for the payment of dividends.

 F. LIQUIDATION RIGHTS

         1. Series A Preferred Stock Liquidation Value. After payments in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (hereinafter referred to as a "Liquidation"), but before any distribution or payment may be made to or set aside for the holders of the Series B Preferred Stock or the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive from the assets of the Corporation the sum of $.001 per share in cash or other property (the "Series A Preferred Stock Liquidation Value"), such amount to be appropriately adjusted, upward or downward in the event of any stock dividend, stock split or combination, or similar recapitalization (hereinafter referred to as a "Recapitalization"). If, upon any such Liquidation, the assets of the Corporation to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to all such holders of the aggregate Series A Preferred Stock Liquidation Value for all shares held of record by each such holder, then the assets available to be distributed to such holders shall be distributed ratably among such holders, based upon the number of shares of Series A Preferred Stock held by each such holder.

         2. Series B Preferred Stock Liquidation Value. After payments shall have been made to the holders of Series A Preferred Stock, before any distribution or payment may be made to or set aside for the holders of the Common Stock, the holders of the Series B Convertible Preferred Stock (the "Series B Preferred Stock") shall be entitled to receive from the assets of the Corporation the sum of $.001 per share in cash or other property (the "Series B Preferred Stock Liquidation Value"), such amount to be appropriately adjusted, upward or downward in the event of any Recapitalization. If upon any Liquidation, the assets of the Corporation to be distributed among the holders of the Series B Preferred Stock are insufficient to permit payment to such holders of the aggregate Series B Preferred Stock Liquidation Value, then the assets available to be distributed to such holders will be distributed ratably among such holders, based upon the aggregate Series B Preferred Stock Liquidation Value held by each such holder of Series B Preferred Stock.

         3. Common Stock Liquidation Value. After payment shall have been made in full of the Series A Preferred Stock Liquidation Value and the Series B Preferred Stock Liquidation Value, the holders of the Common Stock shall be entitled to receive from the remaining assets of the Corporation, before any further distribution or payment is made to any other party, the sum of $.001 per share of Common Stock in cash or other property such amount to be appropriately adjusted in the event of any Recapitalization (such amount, as the same may be adjusted, the "Common Stock Liquidation Value"). If the assets of the Corporation to be so distributed among the holders of the Common Stock are insufficient to permit payment of the aggregate Common Stock Liquidation Value to such holders, then the remaining assets shall be distributed ratably among such holders based upon the number of shares of Common Stock held by such holders.

         4. Balance of Distribution Payments. Any assets of the Corporation remaining after the payments required by paragraphs 1 through 3 of this Section F shall have been made in full to the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Common Stock shall be distributed with respect to the outstanding shares of Series A Preferred Stock and Series B Preferred Stock pro rata without regard to class.


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         5. Application of Conversion Ratio. For purposes all of distributions made pursuant to this Section 5, the Series A Preferred Stock shall be entitled to receive the amount payable in respect of the number of shares of Common Stock into which such Series A Preferred Stock would then be convertible, based upon the then existing Conversion Ratio (as defined in Section G below).

         6. Events Not Constituting Liquidation. None of the following transactions, if entered into by the Corporation, shall be deemed to be a Liquidation within the meaning of this Section F: Any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (each such transaction, a "Business Combination"), any reduction in the capital stock of the Corporation, and any transaction in which the Corporation sells assets not constituting all or substantially all of its assets.

         7. Notice of Liquidation. The Corporation shall mail written notice of any Liquidation to each record holder of Series A Preferred Stock not less than thirty (30) days prior to the payment date stated therein.

G. CONVERSION OF PREFERRED STOCK

          The rights and obligations of the Corporation and the holders of the Series A Preferred Stock to convert their shares of Series A Preferred Stock into shares of Common Stock and the terms and conditions of such conversion shall be as follows:

         1. Automatic Conversion. No later than the second business day Immediately following: approval by the stockholders of the Corporation of an amendment to its Certificate of Incorporation increasing the number of shares of Common Stock which the Corporation is authorized to issue to a number sufficient to convert all shares of Series A Preferred Stock into Common Stock at the Conversion Ratio (as defined below) then in effect (the "Amendment"); the Corporation shall file the Amendment with the Secretary of State of Delaware, the date of such filing shall be the Conversion Date. Effective as of the Conversion Date, each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock at the Conversion Ratio in effect on the Conversion Date (such conversion, the "Automatic Conversion"). The holders of the Series A Preferred Stock shall not be entitled to convert shares thereof into Common Stock or any other security under any circumstances other than an Automatic Conversion, a de facto conversion in connection with a Business Combination (a "De Facto Conversion," as defined in each of subparagraphs
      (d) and (e) of paragraph 5 of this Section G, or an amendment to this Certificate of Designations so providing.

         2. Mechanics of Automatic Conversion. On the Conversion Date, all shares of Series A Preferred Stock then outstanding shall be automatically converted into the number of shares of Common Stock determined in accordance with the provisions of this Section G, and the Corporation shall cause its books and records or those of its transfer agent relating to the issuance and ownership of capital stock of the Corporation to show the each holder of record of any outstanding shares of Series A Preferred Stock on the Filing Date as the holder of the appropriate number of shares of Common Stock on the Conversion Date, whether or not any such holder of Series A Preferred Stock shall have first tendered to the Corporation or its transfer agent the certificate or certificate representing all such holder's shares of Series A


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      Preferred Stock. No holder of Series A Preferred Stock that becomes a holder of record of any shares of Common Stock on the Conversion Date ("Conversion Shares") shall be entitled to receive any stock certificate representing any Conversion Shares until such holder surrenders the stock certificate or certificates representing all of such holder's shares of Series A Preferred Stock to the Corporation at its office or the office of the Corporation's transfer agent. The person or persons entitled to receive the shares of Common Stock issuable upon effectiveness of the Automatic Conversion on the Conversion Date shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

         3. Legend on Conversion Shares; Stop Transfer orders. The Corporation shall: (a) place upon such each certificate issued to represent any Conversion Shares an appropriate legend required by either United States law, the regulations of the U. S. Securities and Exchange Commission, and/or the securities laws or regulations of any State of the United States or by the terms of the Agreement and Plan of Reorganization, dated June 29, 2001, among the Corporation, E-Street Access, Inc. ("E Street"), and certain shareholders of E Street, as amended or any subscription agreement that may be entered into between the Corporation and any other person to whom any shares of Series A Preferred Stock may be issued; and
      (b) direct its transfer agent to place an appropriate stop transfer order against the shares represented by each such certificate.

         4. Conversion Ratio. Each share of Series A Preferred Stock shall be convertible into five (5) shares of Common Stock, subject to adjustment from time to time as provided below in this Section G (as so adjusted, the "Conversion Ratio"):

         5. Adjustments in Conversion Ratio Based Upon Certain Events.

         (a) Subdivisions. If the Corporation at any time or from time to time during the period from July 16, 2001 through the Conversion Date (the "Adjustment Period") effects any subdivision of the outstanding Common Stock into a greater number of shares, without a corresponding subdivision of the Series A Preferred Stock, the Conversion Ratio, as in effect on the day immediately prior to effectiveness of such subdivision, shall be proportionately increased;

         (b) Combinations (Other than Business Combinations). If the Corporation at any time or from time to time prior during the Adjustment Period combines the outstanding Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred Stock, the Conversion Ratio, as in effect immediately prior to effectiveness of such combination, shall be proportionately reduced;

         (c) Common Stock Dividends and Distributions. If the Corporation at any time and from time to time during the Adjustment Period makes, or fixes a record date for, determination of holders of outstanding Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, or in securities convertible into or exercisable for shares or otherwise directly or indirectly having rights to receive any shares of Common Stock, the Conversion Ratio as in effect immediately prior to (i) the making of such dividend or distribution or (ii) the close of business on any record date fixed therefor shall be increased (the "Prior Conversion Ratio"), so that if the Series A Preferred Stock were thereupon


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             converted, the holders thereof would be entitled to receive the number of shares of Common Stock and other securities equal to the Prior Conversion Ratio plus the number of shares or other securities subject to such dividend or distribution on the Common Stock, multiplied by the Prior Conversion Ratio.

         (d) Adjustment for Reclassification, Exchange and Substitution. If, at any time or from time to time during the Adjustment Period, the Common Stock is changed into the same or a different number of shares of any class or class of stock of the Corporation, whether by recapitalization, reclassification or otherwise, other than pursuant to any transaction or event subject to subparagraph (a),
             (b), (c), (e) or (f) of this paragraph 5, in each such event, each share of Series A Preferred Stock shall be converted into the number and kind of securities and other property that would have been received by the holders thereof had such holder converted such share of Series A Preferred Stock into Common Stock immediately prior to the recapitalization, reclassification or change described in this paragraph (d) (each such conversion, a "De Facto Conversion").

         (e) Business Combinations. If the Corporation enters into any Business Combination, then, in each such event, each share of Series A Preferred Stock shall, contemporaneously with the exchange or change of Common Stock, be exchanged or changed into the number and type of securities and amount of cash or other property that such share of Series A Preferred Stock would have been exchanged for or changed into had such share of Series A Preferred Stock been converted into Common Stock pursuant to the Conversion Ratio in effect immediately prior to Business Combination (any such conversion, a "De Facto Conversion").

         5. Notice of Adjustment. Upon each adjustment referred to in paragraph 4 of this Section G, the Corporation shall forthwith give written notice thereof to the record holders of Series A Preferred Stock in the form of a certificate (a) executed by a duly authorized officer of the Corporation,
      (b) stating the new number of shares so receivable, and (c) setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         6. Reacquired Shares. Except as otherwise provided in an amendment to this Certificate of Designations or by law, all shares of Series A Preferred Stock which are converted into shares of Common Stock or other securities, cash and/or property pursuant to this Section G shall be retired at such time provided that such shares shall return to the status of authorized but unissued shares of Preferred Stock and be available for reissuance by the Board of Directors as shares of Preferred Stock of any class or series duly designated by the Board of Directors.

         7. Effective Time of Adjustments; Notices. Adjustments to the Conversion Ratio or other adjustments required by the provisions hereof shall be effective as of the time of occurrence of the event requiring such adjustment.

H. CONVERTED SHARES

         Upon any Automatic Conversion or De Facto Conversion, all shares of Series A Preferred stock shall be retired and cancelled. Upon their cancellation, all such shares (1) shall be authorized but unissued shares of Preferred Stock, without designation as to series and (2)


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may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the DGCL, or the Certificate of Incorporation of the Corporation as amended, including any certificate of designations or amendment thereto creating a series of Preferred Stock or as otherwise required by law.

I. NOTICES

         Any notices or certificates required by the Certificate of Incorporation of the Corporation or this Certificate of Designations to be delivered to any holder of shares of Series A Preferred Stock shall be deemed duly given when personally delivered to such holder or upon deposit thereof in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to such holder at its address appearing on the books of the Corporation.


         IN WITNESS WHEREOF, Highland Holdings International, Inc. has caused this Certificate of Designations to be signed by its President and attested to by its Secretary as of the 16th day of July, 2001.



                                      HIGHLAND HOLDINGS INTERNATIONAL, INC.


                                      By: /s/ John P. Demoleas
                                          ----------------------------------
                                              John P. Demoleas
                                                  President




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